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                     January 17, 2023

       Youyi Zhu
       Chief Financial Officer
       China Natural Resources, Inc.
       Room 2205, 22/F, West Tower, Shun Tak Centre
       168-200 Connaught Road Central
       Sheung Wan, Hong Kong

                                                        Re: China Natural
Resources, Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            File No. 000-26046

       Dear Youyi Zhu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation